Filed pursuant to Rule 424(b)(3) Commission File No. 333-87868

PROSPECTUS SUPPLEMENT DATED AUGUST 13, 2002
(TO PROSPECTUS DATED JULY 18, 2002)

SKECHERS U.S.A., INC.

4.50% Convertible Subordinated Notes due April 15, 2007
and the Class A common stock issuable upon conversion of the notes

     This Prospectus Supplement supplements the Prospectus dated July 18, 2002 (the “Prospectus”) of Skechers U.S.A., Inc. (“Skechers”) relating to the public offering, which is not being underwritten, and sale by certain noteholders of Skechers or by pledges, donees, transferees or other successors in interest that receive such notes as a gift, partnership distribution or other non-sale related transfer (the “Selling Securityholders”) of up to $90,000,000 of 4.50% convertible subordinated notes of Skechers (the “Notes”). This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

SELLING SECURITYHOLDERS

     The table of Selling Securityholders in the Prospectus is hereby amended to replace the previously filed information with the following:

	Principal Amount
	at Maturity of		Number of Shares
	Notes Beneficially		of Class A Common	Percentage of Class
	Owned That May	Percentage of	Stock That May be	A Common Stock
Name(1)	be Sold	Notes Outstanding	Sold(2)	Outstanding(3)

AIG DKR SoundShore Opportunity Holding Fund Ltd.	$4,500,000	5.0%	173,290	1.0%
Akela Capital Master Fund, Ltd.	2,000,000	2.2	77,017	*
Alexandra Global Investment Fund I, Ltd.	7,500,000	8.3	288,817	1.6
Allstate Insurance Company	500,000	0.6	19,254	*
Allstate Life Insurance Company	300,000	0.3	11,552	*
Bancroft Convertible Fund, Inc.	500,000	0.6	19,254	*
BNP Paribas Equity Strategies, SNC	2,600,000	2.9	100,123	*
Calamos® Convertible Fund — Calamos® Investment Trust	4,900,000	5.4	188,693	1.1
Calamos® Convertible Growth and Income Fund — Calamos® Investment Trust	6,300,000	7.0	242,606	1.4
Calamos® Convertible Portfolio — Calamos® Advisors Trust	170,000	0.2	6,546	*
Calamos® Market Neutral Fund — Calamos® Investment Trust	3,000,000	3.3	115,526	*
CIBC WG (International) Arbitrage Corp.	4,000,000	4.4	154,035	*
CIBC World Markets Corp.	2,950,000	3.3	113,601	*
Clinton Convertible Managed Trading Account I Limited	970,000	1.1	37,353	*
Clinton Multistrategy Master Fund, Ltd.	3,515,000	3.9	135,358	*
Clinton Riverside Convertible Portfolio Limited	3,515,000	3.9	135,358	*
Coastal Convertibles Ltd.	1,000,000	1.1	38,508	*
Colgate-Palmolive Company Retirement Trust	1,000,000	1.1	38,508	*
Consulting Group Capital Markets Fund	750,000	0.8	28,881	*
Cooper Neff Convertible Strategies (Cayman) Master Fund, L.P.	1,068,000	1.2	41,127	*
Ellsworth Convertible Growth and Income Fund, Inc.	500,000	0.6	19,254	*
JMG Capital Partners, LP	500,000	0.6	19,254	*
JMG Triton Offshore Fund, Ltd.	500,000	0.6	19,254	*
JP Morgan Securities Inc.	8,250,000	9.2	317,698	1.8
KBC Financial Products (Cayman Islands) Ltd.	3,500,000	3.9	134,781	*

Marathon Global Convertible Master Fund, Ltd.	4,000,000	4.4	154,035	*
Oakwood Assurance Company	1,000,000	0.1	3,850	*
Oakwood Healthcare Inc. Endowment	15,000	0.0	577	*
Oakwood Healthcare Inc. — CHP	25,000	0.0	962	*
Oakwood Healthcare Inc. (Pension)	325,000	0.4	12,515	*
Oakwood Healthcare Inc. Funded Depreciation	165,000	0.2	6,353	*
Portside Growth & Opportunity Fund	2,000,000	2.2	77,018	*
Sturgeon Limited	332,000	0.4	12,784	*
UBS O’Connor LLC F/B/O UBS Global Equity Arbitrage Master Ltd.	3,000,000	3.3	115,526	*
Wachovia Bank N.A.	8,250,000	9.2	317,698	1.8
Whitebox Convertible Arbitrate Partners LP	7,000,000	7.8	269,562	1.5
Zurich Institutional Benchmark Master Fund Ltd.	500,000	0.6	19,254	*

*	Less than 1%

(1)	Assumes that any other holders of Notes, or any future transferees, pledges, donees or successors of or from any such other holders of Notes, do not beneficially own any Class A common stock other than the Class A common stock issuable upon conversion of the Notes at the initial conversion rate.

(2)	Assumes conversion of all of the holder’s Notes at a conversion price of approximately $25.9680 per share of Class A common stock. However, this conversion price will be subject to adjustment as described in the Prospectus under “Description of Notes — Conversion Rights.” As a result, the number of shares of Class A common stock issuable upon conversion of the Notes may increase or decrease in the future.

(3)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 17,317,145 shares of Class A common stock outstanding as of May 31, 2002. In calculating this amount, we treated as outstanding the number of shares of Class A common stock issuable upon conversion of all of that particular holder’s Notes. However, we did not assume the conversion of any other holder’s Notes.